Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Rocket Pharmaceuticals, Inc. (formerly known as Inotek Pharmaceuticals Corporation) of our report dated March 7, 2018, relating to the consolidated financial statements of Inotek Pharmaceuticals Corporation, appearing in the Annual Report on Form 10-K of Rocket Pharmaceuticals, Inc. for the year ended December 31, 2017.

We also consent to the reference to our firm under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ RSM US LLP

Boston, Massachusetts
June 25, 2018